Exhibit 99.1

Northern Technologies International Corporation
6680 N. Highway 49
Lino Lakes, MN 55014
www.ntic.com

FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION ANNOUNCES CHANGES TO ITS MANAGEMENT TEAM AND BOARD OF DIRECTORS

LINO LAKES, Minnesota, August 1, 2005  - Northern Technologies International Corporation (AMEX: NTI) announced today that the Board of Directors unanimously appointed Mr. G. Patrick Lynch to the position of President and Chief Operating Officer of the Company.    Mr. G. Patrick Lynch previously served as President of North American Operations for NTI, a position he had held since May 2004.  Mr. Patrick Lynch has been serving NTI since 1995 in successive management functions. Prior to joining NTI, Mr. G. Patrick Lynch held positions with Fuji Electric Co., Ltd in Tokyo, Japan, and BMW AG in Munich, Germany.  Mr. G. Patrick Lynch received an M.B.A. degree from the University of Michigan Business School in Ann Arbor, Michigan.

NTI also announced that Mr. G. Patrick Lynch’s predecessor, Mr. Mehmet A. Gencer, has entered into an agreement with the Company to serve as an independent advisor in order to bring certain new technologies to fruition.

NTI also announced that Mr. Philip M. Lynch has withdrawn as Chairman of the Board of Directors and Chief Executive Officer of the company, effective as of July 29, 2005.  Mr. Philip M. Lynch will retain the title of Chairman Emeritus, and will continue to serve the company in the development of special projects.

NTI also announced the election of Mr. Pierre Chenu, a current Director of the company, as non-executive Chairman of the Board.  Mr. Chenu previously served as Vice President, Worldwide Operations, Flat Glass Activities within the Asahi-Glaverbel Glass Group.  Mr. Chenu holds a Master’s Degree in Engineering, with a specialty in metallurgy, from the University of Liege (Belgium) and an M.B.A. from Harvard University.

NTI also announced the election and appointment of Mr. Jean-Guy Joseph Coulombe and Ms.Vera Kallmeyer to the company’s Board of Directors.  Mr. Coulombe is President of Metso Minerals Company.  Mr. Coulombe previously served in an engineering capacity at Outokumpu Technology from 2002 to 2004.  From 1989 to 2002, Mr. Coulombe was in the equipment manufacturing division of Sandvik Mining & Construction Company.

Ms. Kallmeyer currently serves as Managing Partner of Equity4Health LLC, a financial and investment management and consulting firm she founded in 2002.  Ms. Kallmeyer also serves as a Consulting Professor at Stanford School of Medicine, Department of Neurosurgery, where she teaches classes in entrepreneurship and company formation.  From 1998 to 2002, Ms. Kallmeyer served as Managing Partner of Veritas Venture Partners LLC, a financial and investment management and consulting firm.  From 1994 to 1998, she served as Chief Financial Officer and Vice President of Corporate Development of Aviron Inc., a NASDAQ listed biopharmaceutical company that was subsequently acquired by MedImmune, Inc.

About Northern Technologies International Corporation

NTIC offers expert technical service in corrosion management and products that prevent corrosion. The products and services primarily include proprietary volatile corrosion inhibiting products and packaging, sold under the brand name ZERUST®. NTIC produces ZERUST® products for avionics, automotive, electronics, electrical, mechanical, and military applications.  Additionally, NTI offers direct on-site technical support on rust and corrosion issues in 46 countries, and operates a marketing, distribution, and technical network through 29 joint ventures worldwide.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Northern Technologies International Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Northern Technologies International Corporation that could cause such material differences are identified and discussed from time to time in Northern Technologies International Corporation’s filings with the Securities and Exchange Commission, including those factors which are discussed in Northern Technologies International Corporation’s Annual Report on Form 10-KSB for the fiscal year ended August 31, 2004, which factors are incorporated herein by reference. Northern Technologies International Corporation undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Northern Technologies International Corporation makes on related subjects in future reports to the SEC.

For more information, please contact:

Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (651) 784-1250